Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "JET.AI INC.", FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF SEPTEMBER, A.D. 2024, AT 5:39 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

7603992 8100
SR# 20243790045

Authentication: 204486788
Date: 09-25-24

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

JET.AI INC.

a Delaware corporation

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the "**DGCL**"), Jet.AI Inc., a corporation organized and existing under the DGCL (the "**Corporation**"), hereby certifies as follows:

A. On September 24, 2024, the Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the following amendment (the "**Amendment**") to the Corporation's Certificate of Incorporation, as amended (the "**Certificate**").

B. The Certificate is hereby amended by deleting Section 1.1 of Article IV of the Certificate in its entirety and restating the same as follows:

1.1 The total number of shares of all classes of stock that the Corporation has authority to issue is 204,000,000 shares, consisting of two (2) classes: 200,000,000 shares of Common Stock, $0.0001 par value per share (the "Common Stock") and 4,000,000 shares of Preferred Stock, $0.0001 par value per share ("Preferred Stock").

C. This Amendment to the Certificate has been duly approved and adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this 25th day of September, 2024.

By: Signed by: George Murnane
B5C80A786A4B4C6...
George Murnane, Interim CFO

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:39 PM 09/25/2024
FILED 05:39 PM 09/25/2024
SR 20243789147 - File Number 7603992